SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   Form 8-K/A

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event Reported): October 18, 1999

                                    ePlus inc

             (Exact name of registrant as specified in its charter)


        Delaware                  000-28926                     54-1817218
   (State or other           Commission File               Number)(IRS Employer
   jurisdiction)                                            Identification No.)
   of incorporation)


                  400 Herndon Parkway, Herndon, Virginia 20176
          (Address, including zip code, of principal executive office)

                                 (703) 834-5710

              (Registrant's telephone number, including area code)

Item 7. Financial Statements

     ePlus inc. (the "Company") has prepared this current report on Form 8-K/A to file updated financial information with respect to CLG, Inc., which the Company acquired on September 30, 1999. The information filed today includes the pro forma financial data for both the six months ended September 30, 1999, and for the year ended March 31, 1999, which have not previously been filed or incorporated by reference. Also included are the financial statements of CLG, Inc.

(a)-(b)Financial Statements and Pro Forma Financial Information. See index to Financial Statements at page F-1 for a list of financial statements included in this report.


(c)  Exhibits
     23.1 Consent of KPMG LLP, Independent Auditors

                          Index to Financial Statements

Financial Statements:

Introduction to Pro Forma Financial Information                         F-1

Unaudited Pro Forma Combined Balance Sheet as
  of June 30, 1999                                                      F-2

Unaudited Pro Forma Combined Statement of
Earnings for the three months ended June 30, 1999                       F-4

Unaudited Pro Forma Combined Statement of
Earnings for the fiscal year ended March 31, 1999                       F-5

Report of KPMG, Independent Auditors                                    F-6

Balance Sheet of CLG, Inc. as of December 31, 1998 and 1997             F-7

Statements of Income of CLG, Inc. for the fiscal years ended
  December 31, 1998 and 1997, and for the eleven months ended
  December 31, 1996                                                     F-8

Statements of Stockholder's Equity for CLG, Inc. for the
  years ended December 31, 1998 and 1997, and for the
  eleven months ended December 31, 1996                                 F-9

Statements of Cash Flows for CLG, Inc. for the years
  ended December 31, 1998 and 1997 and for the eleven
  months ended December 31, 1996                                        F-10

Notes to Financial Statements                                           F-11

                Introduction to Pro Forma Financial Information


The unaudited pro forma financial statements give effect to the acquisition of CLG, Inc. on September 30, 1999. The accompanying notes provides the detail regarding the purchase price, sources and uses of funds respective to the acquisition, the adjustments to the CLG, Inc. stockholder's equity accounts, data regarding the administrative assets and deferred taxes.

The unaudited pro forma combined statements of earnings for the three months ended June 30, 1999, includes the financial information of ePlus inc. and CLG, Inc. for the three month period, April 1 to June 30, 1999. The unaudited pro forma combined statements of earnings for the fiscal year ended March 31, 1999, includes the financial data for the ePlus inc. twelve month fiscal year ended March 31, 1999, and the CLG, Inc. twelve month fiscal year ended December 31, 1998. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management believes appropriate.

The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions, which are the subject of pro forma adjustments, been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. A preliminary allocation of purchase price has been made in the accompanying balance sheet based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change and the final amounts may differ substantially.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  June 30, 1999
                                                                               Pro Forma               Pro Forma
                                                 ePlus inc        CLG         Adjustments              Combined
                                                 ---------        ---         -----------              --------
                                                                      (A)
Assets

Cash and cash equivalents                       $ 5,946,043    $ 1,272,727  $ (1,758,000) (B)         $ 5,460,770
Accounts receivable                              67,868,089      3,298,785     1,080,365  (C)          72,247,239
Notes receivable                                    209,057                                               209,057
Employee advances                                    70,508                                                70,508
Inventories                                       1,531,330      4,697,535                              6,228,865
Investment in DFL, net                          100,716,270     74,767,161    (2,000,000) (E)         173,483,431
Investment in OLE, net                            2,870,496     11,787,315                             14,657,811
Property and equipment, net                       2,039,141      1,057,865    (1,057,865) (C)           2,039,141
Deferred Tax Assets                                       -                                                     -
Other assets                                     13,785,436        694,205     7,880,057  (A))         22,359,698
Investment in Joint Venture                       1,459,939                                             1,459,939
                                              -------------    -----------     ---------            -------------
TOTAL ASSETS                                  $ 196,496,309   $ 97,575,593  $  4,144,557            $ 298,216,459
                                              =============   ============  ============            =============

Liabilities and Stockholders' Equity

Liabilities
Accounts payable - equipment                   $ 34,112,342    $ 615,982                             $ 34,728,324
Accounts payable - trade                         16,671,048       65,106                               16,736,154
Salaries and commissions payable                    503,469      540,930                                6,524,405
Income taxes payable                                      -                                                     -
Recourse notes payable                           30,363,665   36,357,139       3,064,574 (B)           69,785,378
Non-recourse notes payable                       61,378,468   27,627,836      27,799,49  (B)          116,805,803
Deferred taxes                                    3,292,210    3,166,207      (3,166,207)(D)            3,292,210
                                                  ---------    ---------      -----------               ---------
Total Liabilities                               151,096,950   70,121,857      27,697,866              248,916,673
                                                -----------   ----------      -----------             -----------
Stockholders' Equity
Preferred stock                                                                                                 -
Common stock                                         74,828        5,100          (1,178)                  78,750
Additional paid in capital                       25,082,344    1,092,489       2,804,016  (B)          28,978,849
Retained earnings                                20,242,187   26,356,147     (26,356,147)              20,242,187
                                                 ----------   ----------      ----------               ----------
Total Stockholders' Equity                       45,399,359   27,453,736     (23,553,309)              49,299,786
                                                 ----------   ----------      ----------               ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 196,496,309 $ 97,575,593      $4,144,557            $ 298,216,459
                                              ============= ============      ==========            =============

See Notes to Pro Forma Balance Sheet of June 30, 1999.

Notes to the Pro Forma Balance Sheet of June 30, 1999.


The effects of the CLG, Inc. acquisition on balance sheet accounts are as follows (in millions of dollars):

A. The estimated purchase price and preliminary adjustments to historical book value as a result of the purchase acquisition, are as follows (dollars in millions).

       Purchase Price:
         Estimated value of cash, stock and subordinated debt issued      $36.5

         Book Value of net assets acquired                                 28.6
         Purchase Price in excess of net assets acquired allocated to
            Estimated goodwill                                              7.9


B. Reflects the sources and uses of funds for CLG, Inc. as follows (dollars in millions):

     Sources of Funds:
         Cash from financing leases in the CLG portfolio                  $27.8
         Issuance of stock                                                  3.9
         Subordinated notes payable due October 10, 2006 @ 11% interest     3.1
         Cash from general funds of ePlus inc.                              1.7
                                                                            ---
              Total Sources of Funds                                      $36.5
                                                                          =====

     Uses of Funds
         Cash consideration for CLG, Inc. acquisition                     $32.6
         Equity consideration for CLG, Inc. acquisition                     3.9
                                                                            ---
              Total Uses of Funds                                         $36.5
                                                                          =====

The adjustments to paid in capital, retained earnings and other miscellaneous items as the result of the CLG, Inc. acquisition are as follows (dollars in millions):

     Paid in Capital:
         Elimination of CLG, Inc. pre-acquisition Paid in Capital         $(1.1)
         Addition as a result of issuing 392,200 shares of stock            3.9
            of ePlus inc.                                                   ---
               Total                                                        2.8
                                                                            ===
     Retained Earnings:
         Elimination of CLG, Inc. pre-acquisition retained earnings      $(26.4)

C. The Stock Purchase Agreement required the selling entity, Centura Banks, Inc., to purchase from CLG, Inc. the office furniture, equipment, leasehold improvements and off lease inventory at a price equaling the CLG, Inc. book value. At June 30, 1999, this was estimated to be $1.1 million dollars.

D. The Stock Purchase Agreement required Centura Banks, Inc., to elect section 338(h)(10) adjustment. The effects will be to eliminate most temporary differences between the tax basis and the financial book values and negating the need for a deferred tax liability. At June 30, 1999, this was estimated to be $3.2 million dollars.

E. Estimated adjustment to adjust lease portfolio to fair market value at June 30, 1999.


              UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                    For the Three Months Ended June 30, 1999

                                         ePlus inc.               CLG, Inc.           Pro Forma           Pro Forma
                                     Three Months Ended      Three Months Ended      Adjustments          Combined
                                        June 30, 1999           June 30, 1999                             Company
                                       ---------------        ------------------     -----------        ------------
                                                                   (1)
Sales of equipment                       $ 33,175,781         $    872,220                              $ 34,048,001
Sales of leased equipment                  14,385,824                                                     14,385,824
                                         ------------         ------------                              ------------
   Total sales                             47,561,605              872,220                                48,433,825
                                           ----------              -------                                ----------

Lease revenues                              5,537,740            6,310,803                                11,848,543
Fee and other income                        1,271,775              261,158                                 1,532,933
                                            ---------              -------                                 ---------

  Total other revenue                       6,809,515            6,571,961                                13,381,476
                                            ---------            ---------                                ----------

TOTAL REVENUES                             54,371,120            7,444,181                                61,815,301
                                           ----------            ---------                                ----------

Cost of sales, equipment                   29,804,248              706,637                                30,510,885
Cost of sales, leased equipment            14,125,432                                                     14,125,432
                                           ----------                                                     ----------

   Total cost of sales                     43,929,680              706,637                                44,636,317
                                           ----------              -------                                ----------

Direct lease costs                            949,010            2,700,403                                 3,649,413
Professional and other fees                   422,883                --                                      422,883
Salaries and benefits                       4,001,070            1,383,350                                 5,384,420
General and administrative expenses         1,246,018              531,072        $ 129,167 (a)            1,906,257
Interest and financing costs                1,318,356            1,156,445          588,142 (b)            3,062,943
                                            ---------            ---------          -------                ---------
 Total expenses                             7,937,337            5,771,270          717,309               14,425,916
                                            ---------            ---------          -------               ----------
TOTAL COSTS AND EXPENSES                   51,867,017            6,477,907          717,309               59,062,233
                                           ----------            ---------          -------               ----------

EARNINGS BEFORE INCOME TAXES                2,504,103              966,274         (717,309)               2,753,068

Provision for income taxes                  1,001,642              386,510         (286,923)(d)            1,101,229
                                            ---------              -------         --------                ---------

NET INCOME                               $  1,502,461           $  579,764       $ (430,386)            $  1,651,839
                                            =========              =======         ========                =========

EPS- Weighted Average Shares- Basic         7,477,532                               392,900 (c)            7,870,432
EPS- Basic                                       0.20                                                           0.21
EPS- Weighted Average Shares- Dilute        7,492,780                               392,900 (c)            7,885,680
EPS- Diluted                                     0.20                                                           0.21

Notes to the Pro Forma  Statement  of Income for the Three Months ended June 30,
1999.

(1) The CLG, Inc. data  represents  the financial  data for the months of
April to June,  1999.  The pro forma annual  results for CLG, Inc.  (which had a fiscal year ended December 31, 1998) was incorporated into ePlus' March 31, 1999 results. The ePlus results for the three month period from April 1, 1999 to June
30,  1999  also  includes  the CLG,  Inc.  results  for the  months  of April to
June,1999.  The CLG Inc.  period  from  January 1, 1999 to March 31, 1999 is not included in the pro forma  financial  statements.  For these  months,  CLG, Inc.
reported  revenues of  $7,559,384,  expenses of $ $7,500,511 and net income of $
58,873

(a) Represents the goodwill amortization related to the acquisition of CLG, Inc.
This intangible asset is estimated at a value of $7,750,000 and amortized over a fifteen year period. Actual amortization may differ depending on the final allocation of the total consideration. Represents three months of amortization.

(b) Represents the adjustment for the acquisition financing. The amount is based on the estimated portfolio balance financed on a non-recourse basis of approximately $27,799,500 at an interest rate of 7.25% and the subordinated debt of $3,064,575 at an interest rate of 11%.

(c) The increase in shares represents the shares of stock issued to the seller in the acquisition of CLG, Inc.

(d) Reflects adjustment necessary to reach an effective tax rate of 40%, and represents the average rate for the prior two annual periods which are appropriate for presentation.


                 UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                        For the Year Ended March 31, 1999

                                            ePlus inc            CLG, Inc.         Pro Forma            Pro Forma
                                           Year Ended           Year Ended        Adjustments(1)        Combined
                                          March 31, 1999        12/31/1998        -----------           Company
                                          --------------        --------------                          -------
Sales of equipment                        $ 83,516,254          $ 1,524,071                          $ 85,040,325
Sales of leased equipment                   84,378,800                                                 84,378,800
                                          ------------          -----------                          ------------

  Total sales                              167,895,054            1,524,071                           169,419,125
                                          ------------         ------------                          ------------
Lease revenues                              20,610,542           36,031,319                            56,641,861
Fee and other income                         5,464,242              819,538                             6,283,780
                                          ------------          -----------                          ------------
   Total other revenue                      26,074,784           36,850,857                            62,925,641
                                          ------------          -----------                          ------------
TOTAL REVENUES                             193,969,838           38,374,928                           232,344,766
                                         -------------         ------------                         -------------
Cost of sales, equipment                    71,367,090            1,232,064                            72,599,154
Cost of sales, leased equipment             83,269,110                                                 83,269,110
                                         -------------         ------------                         -------------
   Total cost of sales                     154,636,200            1,232,064                           155,868,264
                                         -------------         ------------                         -------------
Direct lease costs                           6,183,562           18,304,182                            24,487,744
Professional and other fees                  1,222,080              169,413                             1,391,493
Salaries and benefits                       11,880,062            6,580,602                            18,460,664
General and administrative expenses          5,151,494            2,606,300       $  516,666 (a)        8,274,460
Interest and financing costs                 3,601,348            5,861,168        2,164,230 (b)       11,626,746
                                          ------------         ------------        ------------      ------------
   Total expenses                           28,038,546           33,521,665        2,680,896           64,241,107
                                         -------------         ------------        ------------      ------------
TOTAL COSTS AND EXPENSES                   182,674,746           34,753,729        2,680,896          220,109,371
                                         -------------         ------------        ------------      ------------
EARNINGS BEFORE INCOME TAXES                11,295,092            3,621,199       (2,680,896)          12,235,395

Provision for income taxes                   4,578,625            1,459,749       (1,072,359)           4,966,015
                                         -------------         ------------        -------------    -------------
NET INCOME                               $   6,716,467         $  2,161,450      $(1,608,537)       $   7,269,380
                                         =============         ============       =============     =============
EPS- Weighted Average Shares- Basic          6,769,732                               392,900 (c)        7,162,632
EPS-Basic                                $        0.99                                              $        1.01

EPS-Weighted Average Shares-Diluted          6,827,528                               392,900(c)         7,555,532
EPS-Diluted                              $        0.99                                              $        0.96


Notes to the Pro Forma Statement of Income for the Year Ended March 31, 1999

(1)  Reflects adjustments for the year ended as if they had taken place on April
     1, 1998

(a) Represents the goodwill amortization related to the acsquisition of CLG, Inc. This intangible asset is estimated at a value of $7,750,000 and amortized over a fifteen year period. Actual amortization may differ depending on the final allocation of the total consideration.

(b) Represents the adjustment for the acquisition financing. The amount is based on the estimated portfolio balance financed on a non-recourse basis of approximately $25,200,000 at an interest rate of 7.25% and the subordinated debt of $3,064,575 at an interest rate of 11%.

(c) The increase in shares represents the shares of stock issued to the seller in the acquisition of CLG, Inc.


                          Independent Auditors' Report

The Board of Directors
CLG, Inc.:

We have audited the accompanying balance sheets of CLG, Inc. (the "Company") (a wholly-owned subsidiary of Centura Bank) as of December 31, 1998 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the years then ended and for the eleven months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CLG, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended and for the eleven months ended December 31, 1996, in conformity with generally accepted accounting principles.


October 13, 1999
Releigh, North Carolina


                                   CLG, INC

                                 Balance Sheets
                           December 31, 1998 and 1997


                          Assets                                  1998             1997
                          ------                                  ----             ----
Cash and cash equivalents                                  $   4,303,414    $   1,510,373
Receivables:
  Customers                                                    2,020,145        2,156,736
  Net investment in sales-type and direct financing
     leases (note 2)                                          82,434,003       92,923,040
  Miscellaneous receivables                                         --              5,178
  Less:  Allowance for doubtful accounts                   (   1,156,997)   (     457,637)
                                                           -------------    -------------
                          Net Receivables                     83,297,151       94,627,317
Inventory held for lease or sale                               4,563,346        4,856,742
Equipment on operating leases, net (note 2)                   11,605,987       14,771,247
Equipment and leasehold improvements, net (note 3)             1,011,520        1,143,847
Recoverable income taxes                                       1,331,785          298,191
Prepaid expenses and other                                       195,054          241,583
                                                           -------------    -------------
               Total assets                                $ 106,308,257    $ 117,449,300
                                                           =============    =============

                Liabilities and Stockholder's Equity

Liabilities:
  Accounts payable                                         $   3,922,264    $   1,213,849
  Accrued expenses                                             1,713,137        1,419,295
  Discounted lease rentals (note 4):
     Nonrecourse                                              35,440,479       53,806,976
     Recourse                                                 34,741,317       29,997,155
  Deferred income taxes (note 6)                               3,604,829        7,000,576
  Other liabilities                                            1,523,471        1,861,523
                                                           -------------    -------------
              Total liabilities                            $  80,945,497    $  95,299,374
                                                           -------------    -------------

Commitments and contingent liabilities (note 7)

Stockholder's equity:
  Common stock, $1 par value; 50,000,000
      shares authorized; 5,100 shares issued
      and outstanding                                      $       5,100    $       5,100
   Additional paid-in-capital                                  1,092,489           41,105
   Retained earnings                                          24,265,171       22,103,721
                                                            ------------    -------------
              Total stockholder's equity                      25,362,760       22,149,926
                                                           -------------    -------------
              Total liabilities and stockholder's equity   $ 106,308,257    $ 117,449,300
                                                           =============    =============


See accompanying notes to financial statements


                              Statements of Income

                     Years ended December 31, 1998 and 1997
                  and the eleven months ended December 31, 1996

                                                          1998               1997               1996
Revenues:
 Leasing:
    Sales-type revenue                                  $8,977,046        $19,797,968        $13,453,956
    Financing lease income                               7,693,136          9,456,107          9,696,396
    Operating lease income                              16,317,354         16,445,110         13,917,959
    Sublease income                                        $26,324             84,764            284,903
 Direct sales of equipment                               1,524,071          2,528,685          3,670,261
 Gain on sales of assets and residuals                   3,017,459          1,573,183            729,874
  Loss on inventory write-down                                  --                 --           (348,550)
  Other interest income                                    175,798            139,300            180,243
  Other                                                    643,740            850,427            337,077
                                                          --------           --------           --------
              Total revenues                           $38,374,928        $50,875,544        $41,922,119
                                                       ===========        ===========        ===========

Expenses
  Leasing:
     Cost of sales-type lease                           $6,791,461         $16,243,079       $11,272,949
     Sublease expenses                                           -             113,600           367,612
     Miscellaneous expenses                                169,413              89,597           277,652
  Cost of equipment on direct sales                      1,232,064           2,248,088         3,548,381
  Depreciation and amortization                         11,512,721          12,535,156         9,289,065
  Interest                                               5,861,168           7,274,977         6,703,370
  Selling, general, and administrative                   9,186,902           7,814,561         6,697,377
                                                         ---------          ----------        ----------
              Total expenses                           $34,753,729         $46,319,058       $38,156,406
                                                       ===========         ===========       ===========

              Net income before income taxes             3,621,199           4,556,486         3,765,713

Income taxes (note 6)                                    1,459,749           1,831,465         1,534,648
                                                         ---------          ----------        ----------

              Net income                                $2,161,450          $2,725,021        $2,231,065
                                                       ============         ==========        ==========


See accompanying notes to financial statements.


                       Statements of Stockholder's Equity

                     Years ended December 31, 1998 and 1997
                 and the eleven months ended December 31, 1996

                                                           Additional                    Total
                                              Common       paid-in-       Retained    stockholder's
                                               Stock       capital        earnings       equity
                                               -----       -------        --------       ------

    Balance at January 31, 1996            $   5,000            --     $17,147,635   $17,152,635

    Net income                                    --            --       2,231,065     2,231,065

      Issuance of common stock                   100            --              --           100
                                               -----       -------     -----------    ----------

   Balance at December 31, 1996                5,100            --      19,378,700    19,383,800

      Stock-based compensation                    --        41,105              --        41,105

    Net income                                    --            --       2,725,021     2,725,021
                                               -----        ------      ----------    ----------
   Balance at December 31, 1997                5,100        41,105      22,103,721    22,149,926

      Stock-based compensation                    --       950,408              --       950,408

Tax benefit-exercise of stock options             --       100,976              --       100,976

    Net income                                    --            --       2,161,450     2,161,450
                                               -----       ---------     ---------     ---------
   Balance at December 31, 1998            $   5,100   $ 1,092,489     $24,265,171   $25,362,760
                                           ===========   ===========   ===========   ===========


See accompanying notes to financial statements.


                                                         CLG, INC

                                                 Statements of Cash Flows

                                            Years ended December 31, 1998, 1997
                                       and the eleven months ended December 31, 1996


                                                                          1998                1997                  1996
                                                                          ----                ----                  ----
Cash flows from operating activities:
  Net income                                                           $2,161,450           $2,725,021           $2,231,065
  Adjustments to reconcile net income to net cash
     flow from operating activities:
        Provision for doubtful accounts                                   870,174            1,005,142              403,000
        Net charge-offs                                                  (170,814)            (643,850)            (406,655)
        Depreciation and amortization                                  11,512,721           12,535,156            9,289,065
        Stock-based compensation                                          950,408               41,105                    -
        Deferred income taxes                                          (3,395,747)            (394,023)             726,634
        Gain on sale of equipment and inventory                        (5,606,750)          (5,403,606)         (3,032,760)
        Loss on write down of inventory                                    55,850                    -              348,550
        Decrease in miscellaneous receivables                             141,769                4,345              136,791
        (Increase) decrease in recoverable income taxes                (1,033,594)             166,034             (581,607)
      Decrease in prepaid expenses and other                               46,529              126,396              254,326
      Increase (decrease) in accounts payable                           2,708,415           (3,698,003)           1,852,707
      Increase (decrease) in accrued expenses                             293,842              368,557           (1,178,193)
      Decrease in accrued taxes                                                 -                    -           (1,313,707)
     (Decrease) increase in other liabilities                            (551,490)             727,580             (290,400)
                                                                         ---------            --------            ---------
            Net cash provided by operating activities                   7,982,763            7,559,854            8,438,816

Cash flows from investing activities:
    Purchase of inventory and equipment for lease                     (52,615,955)         (44,666,520)         (65,602,827)
    Proceeds from sales of inventory and equipment                     20,336,921            8,651,001            4,652,938
    Purchase of equipment and leasehold improvements                     (265,482)            (526,933)             220,935)
    Proceeds from sale of equipment and leasehold improvements             48,908               53,808               81,604
    Principal payments received from finance leases                    40,928,221           41,935,399           37,158,613
                                                                      -----------          -----------          -----------
           Net cash provided (used) by investing activities             8,432,613            5,446,755          (23,930,607)

Cash flows from financing activities:
    Net proceeds (repayment) on line of credit                                  -          (13,603,000)          13,603,000
    Proceeds from discounted lease rentals                             38,652,819           65,180,590           66,525,838
    Repayment of discounted lease rentals                             (52,275,154)         (63,761,468)         (65,174,391)
    Issuance of common stock                                                    -                    -                  100
    Accrued dividends paid                                                      -                    -             (150,000)
                                                                      ------------         ------------         -----------
          Net cash (used) provided by financing activiites            (13,622,335)         (12,183,878)          14,804,547
                                                                      ------------         ------------         -----------
          Net increase (decrease) in cash                               2,793,041              822,731             (687,244)

Cash and cash equivalents at beginning of year                          1,510,373              687,642            1,374,886
                                                                       ----------             --------           ----------
Cash and cash equivalents at end of year                               $4,303,414           $1,510,373             $687,642
                                                                ==================  ===================   ==================

Supplemental disclosures:
    Cash paid during the period for:
          Interest expense                                             $5,861,168           $7,274,977           $6,053,387
                                                                ==================  ===================   ==================
         Income taxes                                                  $5,817,887           $1,960,975           $2,212,027
                                                                ==================  ===================   ==================

See accompanying notes to financial statements.


                          Notes to Financial Statements


(1)    Summary of Significant Accounting Policies

     Organization

     CLG, Inc. ("CLG" or the "Company") was incorporated in March 1980 under the laws of the State of North Carolina. CLG is engaged in the business of buying, leasing, refurbishing and selling computer and technology equipment to various companies located throughout the United States. On November 1, 1996, CLG became a wholly-owned subsidiary of Centura Bank ("Centura"), a wholly-owned subsidiary of Centura Banks, Inc., in a transaction accounted for as a pooling of interests. Subsequent to its acquisition by Centura, the Company changed its fiscal year end from January 31 to a calendar year end.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash and interest-bearing balances due from banks.

     Description of Leasing Arrangements

     CLG purchases computer and technology equipment which it then leases to end-users under various noncancellable agreements with terms ranging generally from six months to five years. CLG classifies these leases as either sales-type, direct financing, or operating leases in accordance with provisions of Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases." Sales-type and direct financing leases are those leases which transfer substantially all of the benefits and risks inherent in the ownership of property to the lessee. Other leases are accounted for as operating leases.

                          Notes to Financial Statements

Lease Accounting

The lease accounting methods used by CLG are as follows:

Sales-type leases - At lease inception, the present value of the minimum lease payments is recorded as revenue. The cost of the leased equipment plus any initial direct costs less the present value of the estimated residual value is recorded as the cost of the sales-type lease and a dealer profit is recognized representing the difference between the lease revenue at lease inception and the cost of the leased equipment. The minimum lease payments plus the residual value are recorded as the gross investment in the lease. The excess of the gross investment in the lease over its present value is recorded as unearned income and amortized to financing lease income over the lease term to produce a constant percentage return on the investment in the lease.

Direct financing leases - At lease inception, the total lease payments receivable plus the estimated residual value are recorded as the gross investment in the lease. The difference between the gross investment in the lease and the cost or carrying amount of the leased property is recorded as unearned income. Unearned income is amortized to financing lease income over the lease term to produce a constant percentage return on the investment.

Operating leases - The monthly rentals are recorded as operating lease income. The cost of the equipment is recorded as equipment on operating leases, net of accumulated depreciation. The equipment on operating leases is depreciated over the lease term to an estimated residual value.

Residual values - The estimated residual values used in sales-type, direct financing and operating leases are reviewed annually and reduced if necessary. All residual values are unguaranteed.

Initial direct costs - Direct costs incurred to originate direct financing and operating leases are deferred and amortized over the applicable lease term.

Concentration of Credit Risk

Concentrations of credit risk with respect to direct financing leases and trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographic areas.

                          Notes to Financial Statements



Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level believed by management to be adequate to absorb potential losses inherent in the Company's receivables portfolio. In determining the allowance for doubtful accounts, management relies on historical experience, adjusted for any known trends, including industry trends, current economic, conditions and other factors. This estimate is inherently subjective as it requires material estimates that may be subject to change. Thus, future additions to the allowance may be necessary based on the impact of changes in economic conditions on the Company's customers.

Discounted Lease Rentals

CLG often assigns the rentals under leases to financial institutions either on a nonrecourse or recourse basis. In the event of default by a lessee, the financial institution has a security interest in the underlying equipment. If the financing terms are on a nonrecourse basis, the institution has no recourse against CLG, whereas with a recourse note, CLG is liable for amounts due in excess of the equipment value.

Proceeds from the funding of leases are recorded on the balance sheet as discounted lease rentals. Under sales-type and direct financing leases, discounted lease rentals and the gross investments in leases are reduced as lessees make payments under the leases. Under operating leases, lease revenue is recorded monthly as lessees are billed.

Inventory

Inventory consists of equipment held pending lease or sale. Inventory is valued at the lower of cost or market, on a specific unit identification basis.

Depreciation and Amortization

Equipment, including equipment on operating leases, and leasehold improvements used by CLG are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Equipment has useful lives up to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the leases.
These assets have depreciable lives ranging between five and forty years.

Income Taxes

The income of CLG is included in the consolidated federal income tax return of Centura Banks, Inc. CLG's tax sharing arrangement with Centura Banks, Inc. provides that current income tax expense (benefit) is provided on a separate company basis at Centura Banks, Inc.'s federal and state statutory rates.

                          Notes to Financial Statements



CLG uses the asset and liability method for recognizing the tax effects of temporary differences between financial reporting and tax purposes at enacted tax rates expected to be in effect when such amounts are recovered or settled.

Segment Disclosure

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Statement requires management to report selected quantitative and qualitative information about its reportable operating segments, including profit or loss, certain revenue and expense items, and segment assets.
Generally, segments are reportable if their operating results are regularly reviewed by an enterprise's chief operating decision maker. CLG has determined that it has no reportable operating segments based on the criteria set forth in SFAS 131.

Reclassifications and Restatement

Certain amounts in the 1996 financial statements have been reclassified to conform to the current year presentation. Previously reported stockholder's equity and net income for 1996 has been increased by approximately $200,000. Previously reported stockholder's equity as of January 31, 1996 has been reduced by approximately $925,000.

Current Accounting Matters

In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Statement addresses accounting and reporting requirements for derivative instruments and for hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheet and that those instruments be measured at fair value. If certain conditions are met, a derivative may be designated as a hedge of exposure to changes in fair value of an asset or liability, exposure to variable cash flows of a forecasted transaction or exposure to foreign currency denominated forecasted transactions. The accounting for changes in the fair value of a derivative depends on the intended use of the derivatives and its resulting designation. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB 133." This Statement defers the effective date of SFAS 133 for one year. SFAS 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management has not quantified the impact of adopting SFAS 133 nor has the timing of the adoption been determined.

                          Notes to Financial Statements


(2)  Leasing Activities

     The components of net investment in leases under sales-type and direct financing leases are as follows:

                                               December 31,        December 31,
                                                  1998                1997
                                                  ----                ----

     Minimum lease payments receivable         $87,444,388         100,104,477
     Estimated residual values of leased         4,790,615           5,055,240
     equipment
     Unamortized initial direct costs              290,889             346,591
     Less unearned income                      (10,091,889)        (12,583,268)
                                               ------------        ------------
      Net investment in sales-type and
       direct financing leases                 $82,434,003          92,923,040
                                                -----------         ----------

     Equipment leased under operating leases consist of the following:


                                               December 31,        December 31,
                                                 1998                1997
                                                 ----                ----
     Equipment at cost                         $29,851,715         29,569,823
     Less accumulated depreciation             (18,245,728)       (14,798,576)
                                               ------------        ------------
       Net equipment on operating leases       $11,605,987         14,771,247
                                               -----------         ----------

         Future minimum lease payments to be received on sales-type and direct financing, noncancellable operating leases and subleases are due as follows for the years ended December 31:

                       Sales-Type and
                       Direct Financing   Operating      Sublease       Total
                       ----------------   ---------      --------       -----

         1999           $41,245,482       8,007,459        11,964     49,264,905
         2000            27,497,722       2,580,840         3,988     30,082,550
         2001            12,620,574       1,013,322            --     13,633,896
         2002             4,320,991         112,930            --      4,433,921
         2003             1,379,382          90,096            --      1,469,478
         Thereafter         380,237          15,016            --        395,253
                       ------------          ------     ---------        -------
                        $87,444,388      11,819,663        15,952     99,280,003
                       ------------      ----------     ---------     ----------

                          Notes to Financial Statements



 (3)   Equipment and Leasehold Improvements

                                               December 31,         December 31,
                                                  1998                 1998
                                                  ----                 ----

       Software                                 $482,044                396,974
       Computer equipment                      1,208,671              1,078,557
       Furniture and fixtures                    525,595                565,040
       Automobiles                                 9,142                  9,142
       Leasehold improvements                    171,119                171,119
                                                 -------                -------
                                               2,396,571              2,220,832
       Less accumulated depreciation          (1,385,051)            (1,076,985)
                                              -----------            -----------
       Equipment and leasehold                $1,011,520              1,143,847
       improvements, net                      -----------            -----------


(4)      Discounted Lease Rentals

        Equipment under leases is partially funded through the use of fixed rate nonrecourse debt secured by future lease rentals to be received under certain lease contracts and first liens on the related equipment. Generally, the terms of these obligations are equal to the terms of the underlying lease contracts.

        Nonrecourse discounted lease rentals represent the installment obligations for which CLG is not liable (except for surrender of equipment pledged as collateral in the event of nonpayment of rentals by the lessee) due to the assignment of the noncancellable rentals of the related lease contracts, while the discounted lease rentals with recourse are those under which CLG is liable for any default by the lessee. All recourse obligations are payable to Centura Bank.

        The weighted average interest rate of the installment obligations at December 31, 1998 was 7.31%. Principal maturities of these obligations for the periods subsequent to December 31, 1998 are as follows:

        Year ending
        December 31,    Nonrecourse            Recourse               Total
        ------------    -----------            --------               -----

        1999            $18,444,760           13,382,529            31,827,289
        2000             11,822,648           10,241,307            22,063,955
        2001              3,680,197            8,301,561            11,981,758
        2002              1,259,691            2,687,893             3,947,584
        2003                233,183              108,889               342,072
        Thereafter               --               19,138                19,138
                        -----------               ------                ------
        Total           $35,440,479           34,741,317            70,181,796
                        -----------           ----------            ----------

                          Notes to Financial Statements



     Interest expense on discounted lease rentals was $5,840,040, $7,266,420 and $6,692,313 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

(5)  Line of Credit

     CLG has a $20,000,000 unsecured line of credit with Centura at December 31, 1998. Advances on the credit line are payable on demand and carry an interest rate that fluctuates with Centura's 30-day LIBOR. CLG had no obligations under this line of credit at December 31, 1998 and 1997.

(6)  Income Taxes

     The provision (benefit) for income taxes for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996 are as follows:

                                         1998             1997            1996
                                         ----             ----            ----
         Current:
           Federal                   $3,969,067        1,686,007         727,837
           State                        886,429          539,481          80,177
                                        -------          -------          ------
                                      4,855,496        2,225,488         808,014
                                      ---------        ---------         -------

         Deferred:
           Federal                   (2,775,813)        (198,978)        586,103
           State                       (619,934)        (195,045)        140,531
                                       ---------        ---------        -------
                                     (3,395,747)        (394,023)        726,634
                                     -----------        ---------        -------
                                     $1,459,749        1,831,465       1,534,648

         The components of deferred income taxes are as follows:

                                                     December 31,   December 31,
                                                        1998           1997
                                                        ----           ----
         Deferred tax assets:
           Accrued commissions                       $  92,859        57,551
           Deferred compensation                       281,183       117,101
           Other                                       610,166       294,108
                                                       -------       -------
                  Total gross deferred tax assets      984,208       468,760
                                                       -------       -------

         Deferred tax liabilities:
           Basis difference for leases and            4,589,037    7,469,336
           fixed assets                               ---------    ---------

            Total gross deferred tax liabilities      4,589,037    7,469,336
                                                      ---------    ---------

            Net deferred tax liability               $3,604,829    7,000,576
                                                      ----------   ---------

     No valuation allowance for deferred tax assets was required at December 31, 1998 and 1997 as management believes it is more likely than not that the deferred tax assets can be recovered.

                          Notes to Financial Statements



     A reconciliation of income tax computed at the statutory Federal rate to the provision for income tax for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996.


                                                1998         1997          1996
                                                ----         ----          ----

     Tax expense at statutory rate             35.00%        35.00%       35.00%
     State taxes, net of Federal benefit        4.78          4.91         3.81
     Other                                      0.53          0.28         1.94
                                                ----          ----         ----
     Effective tax rate                        40.31%        40.19%       40.75%
                                               ------        ------       ------

(7)  Commitments and Contingencies

     CLG   conducts   its   operations   from  offices  that  are  leased  under
     noncancellable operating leases, some of which are with a related party (see note 10) and expire at various dates through September, 2001. Other facilities and equipment are rented on a month-to-month basis. Rent expense for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996 was $153,399, $183,754 and $299,727, respectively.

     The following is a schedule of future minimum rental payments for the office space:

                  December 31

                  1999                      $140,700
                  2000                       140,700
                  2001                       105,525
                  2002 and thereafter          --
                                            --------
                      Total                 $386,925

       CLG also leases certain computer equipment (as a lessee) and subleases this equipment to third parties (as a lessor) under agreements classified as operating leases. Rent expense under these lease was $-0-, $113,600 and $367,612 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively. Sublease income was $26,324, $84,764 and $284,903 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

       Various legal proceedings against CLG have arisen from time to time in the normal course of business. Management believes liabilities arising from these proceedings, if any, will have no material adverse effect on the financial position or results of operations of CLG.

                          Notes to Financial Statements



(8)  Stock-Based Employee Compensation

     Certain employees of CLG participate in the Omnibus Equity Compensation Plan ("the Omnibus Plan") sponsored by Centura Banks, Inc. This plan allows for the grant of a number of different types of equity-based compensation vehicles under a single plan. CLG employees participate in either the Deferred Compensation Plan or the Non-qualified Stock Option Plan, both of which allow the participant to purchase Centura Banks, Inc. common stock. Options granted under the Non-Qualified Stock Option Plan vest at various rates ranging from immediate vesting to vesting at a rate of twenty percent per year from the date of grant and have maximum terms ranging from 63 months to ten years. No options were granted under this plan prior to 1997. Compensation expense relating to stock options recognized for 1998 and 1997 was $950,408 and $41,105, respectively.

     A summary of stock option transactions under the Non-Qualified Stock Option Plan follows:

                                        1998                       1997
                                        ----                       ----
                                            Weighted                    Weighted
                                            Average                     average
                                            Exercise                    exercise
                             Shares          Price          Shares       price
                             ------          -----          ------      -------

Outstanding at January 1      77,756         $35.50             --        $  --
Granted                       42,259          35.50         77,756         35.50
Exercised                    (14,464)         35.50             --           --
Forfeited                       (900)         35.50             --           --
                             -------         ------         ------        ------
                             104,651         $35.50         77,756        $35.50
                             -------         ------         ------        ------

The following table summarizes information related to stock options outstanding and exercisable on December 31, 1998 under the Non-Qualified Stock Option Plan:


                                Options Outstanding                   Options Exercisable
                                -------------------                   -------------------
                                      Weighted
                    Number          average         Weighted       Number            Weighted
                    Of options      remaining       average        of option         average
   Range of         shares          contractual     exercise       shares            exercise
Exercise prices     outstanding         life          price        exercisable         price
---------------     -----------         ----          -----        -----------         -----

   $ 35.50            104,651          8.37         $ 35.50          12,645         $ 35.50

                          Notes to Financial Statements


     Under the Deferred Compensation Plan, participants may elect to defer portions of their salaries and/or bonuses in the form of non-qualified stock options. The exercise price for each share is twenty-five percent of the fair market value of Centura Banks, Inc. common stock on the date of grant. The remaining seventy-five percent of the purchase price is "paid" from a participant's previously deferred compensation. Shares outstanding under this plan and the liability relating to deferred compensation amounted to 1,724 shares and $72,630, respectively, at December 31, 1998 and 246 shares and $43,475, respectively, at December 31, 1997.

     Had CLG elected to recognize compensation cost for its stock-based compensation plans in accordance with the fair value based accounting method of SFAS 123, net income would have been reduced by approximately $215,000 and $137,000 for 1998 and 1997, respectively.

     The weighted-average fair value of options granted during 1998 and 1997 were $42.44 and $10.93 per share, respectively. In determining the pro forma disclosures of net income, the fair value of options granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                    1998              1997
                                                    ----              ----
         Risk-free interest rates                   5.03%             6.14%
         Dividend yield                             1.70              2
         Volatility                                23.98             24.16
         Expected lives (in years)                  3                 3.30

(9)  Employee Benefit Plans

     CLG's discretionary profit sharing plan was amended to cease acceptance of any new contributions effective January 1, 1997 pending a merger of that plan with a 401 (k) defined contribution plan (the "401(k) Plan") sponsored by Centura Banks, Inc. The 401(k) Plan permits eligible employees to make contributions, with CLG matching 50% of contributions up to 6% of employees' compensation. The 401 (k) Plan is available for full-time employees after completion of six months consecutive service or for part-time employees after completion of 1,000 hours of service during a consecutive 12-month period. During the years ended December 31, 1998 and 1997, 401(k) Plan expense for matching contributions of CLG totaled $66,303 and $54,971, respectively. CLG incurred $305,000 of expense under the discretionary profit sharing plan for the eleven months ended December 31, 1996.

                          Notes to Financial Statements


     CLG employees, beginning in 1997, also participate in a noncontributory, qualified defined benefit pension plan (the "Pension Plan") sponsored by Centura Banks, Inc. The Pension Plan covers substantially all full-time employees. Benefits are determined by applying a benefit ratio to the employees' average compensation for each year of participation. The Pension Plan is funded using the Projected Unit Credit method. Annual contributions consist of a normal service cost amount and an amortization amount of prior service costs. Net periodic pension expense related to the Pension Plan is determined by an independent actuary, and is allocated to CLG based on the relative cost of providing the benefits to its employees. Pension expense for the years ended December 31, 1998 and 1997 relating to the Pension Plan was $96,503 and $101,252, respectively.

(10) Related Party Transactions

     CLG leases office space from a director of CLG and Centura under noncancellable operating leases. Rent expense was $130,800, $130,800 and $180,950 for the years ended December 31, 1998 and 1997 and the eleven months ended December 31, 1996, respectively.

     As of and for the years ended December 31, 1998 and 1997, the following related party transactions existed between CLG and Centura:

                                                         1998              1997
                                                         ----              ----
       Cash balances maintained at Centura           $1,608,594        1,203,736
       Operating lease receivable from Centura        3,857,270        8,709,686
       Notes payable to Centura (discounted          34,741,317       29,997,155
         lease payments)
       Lease income from Centura                      4,785,512        5,351,054
       Depreciation expense on equipment              4,785,512        5,188,185
         leased to Centura
       Interest expense on debt to Centura            2,146,216        1,658,605
       Interest income on cash balances at Centura      119,133           53,482
       Management fee paid to Centura                   120,000          319,000
       Handling fees received from Centura              460,047          630,081

     Income and expense amounts between CLG and Centura from the acquisition date to December 31, 1996 were not significant.

(11) Fair Value of Financial Instruments

     CLG's on-balance sheet financial instruments are cash, lease contracts, discounted lease rentals, and various receivables and payables. Disclosures about fair value of financial instruments are not required for lease contracts. The carrying values of other on-balance sheet financial instruments approximate fair value.

                          Notes to Financial Statements



(12)   Subsequent Event

       On August 31, 1999, Centura entered into a definitive agreement with MLC Holdings, Inc. ("MLC") whereby MLC will acquire all of the outstanding shares of common stock of CLG. The acquisition closed on September 30, 1999.

(13)   Year 2000 (Unaudited)

       Management has assessed the impact of Year 2000 issues on the Company's computer systems and applications and developed a remediation plan for all systems considered mission critical. The remediation plan includes the Company's lease accounting system which, if not remediated, will not accept new lease bookings subsequent to December 31, 1999. Existing leases are not expected to be affected. Management anticipates timely completion of its Year 2000 project plan.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


December 17, 1999



                            By: /s/ Phillip G. Norton
                            -------------------------
                                Phillip G. Norton
                                Chairman and Chief Executive Officer